November 2007
Preliminary Terms No. 421
Registration Statement No. 333-131266
Dated October 25, 2007
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities

10% SPARQS®
Mandatorily Exchangeable for Common Stock of Schlumberger N.V.

Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM
SPARQS are short-term yield-enhancement securities that provide enhanced current income with exposure to an underlying security.  In exchange for current income, investors forgo upside potential above the yield to call.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	December 20, 2008
Underlying stock:	Schlumberger N.V. common stock (“SLB Stock”)
Aggregate principal amount:	$
Coupon:	10% per annum, payable quarterly beginning March 20, 2008
Exchange at maturity:	At maturity, unless previously called by the issuer, each SPARQS will be exchanged into SLB Stock at the exchange ratio.
Exchange ratio:
The initial exchange ratio will be 1.0, subject to adjustment for corporate events; however, if the issuer determines to price the SPARQS at a fraction of the closing price of SLB Stock, the initial exchange ratio will be adjusted so that it represents that fraction.

Issuer call right:
Beginning on June 20, 2008, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Expected yield to call:	17-19% per annum on the stated principal amount (actual yield to call will be determined on the pricing date).
First call date:	June 20, 2008
Call notice date:	If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:	December 10, 2008
Stated principal amount:	The closing price of SLB Stock on the pricing date. The issuer may, however, determine the stated principal amount to be a fraction of the closing price of SLB Stock.
Issue price:	The closing price of SLB Stock on the pricing date (see “Commissions and issue price” below). The issuer may, however, determine the issue price to be a fraction of the closing price of SLB Stock.
Pricing date:	November , 2007
Original issue date:	November , 2007 (5 business days after the pricing date)
CUSIP:	617475181
Listing:
Application will be made to list the SPARQS on the American Stock Exchange LLC under the ticker symbol “MIS,” subject to meeting the listing requirements.  We do not expect to announce whether the SPARQS will meet such requirements prior to the pricing of the SPARQS.  If accepted for listing, the SPARQS will begin trading the day after the pricing date.

Agent:	Morgan Stanley & Co. Incorporated

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per SPARQS:	$	$	$
Total:	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of SPARQS purchased by that investor.  The lowest price payable by an investor is 99.50% of the stated principal amount per SPARQS.  Please see “Syndicate Information” on page 6 for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for SPARQS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS,
EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Amendment No. 1 to Prospectus Supplement for SPARQS dated December 21, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

10% SPARQS®
Mandatorily Exchangeable for Common Stock of Schlumberger N.V.

Investment Overview

Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM
SPARQS pay a relatively high fixed quarterly coupon compared to the dividend yield of the underlying stock in exchange for a limit on the opportunity for appreciation.  Regardless of the stated maturity, SPARQS are callable by the issuer at any time after the first call date, typically 6 to 7 months from the issue date.  If called, the SPARQS will return the yield to call, inclusive of any coupons previously paid and accrued to the call date.  If not called, the SPARQS will return, at maturity, a fixed number of shares of the underlying stock per SPARQS.  SPARQS are not principal protected.

Schlumberger N.V. Overview
Schlumberger N.V. provides oilfield services to the oil and gas industry.

SLB Stock is registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by Schlumberger N.V. pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to Securities and Exchange Commission file number 001-04601 through the Securities and Exchange Commission’s website at http://www.sec.gov.  Additional information regarding Schlumberger N.V. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for SPARQS.

Information as of market close on October 23, 2007

Ticker:	SLB
Current Stock Closing Price:	$99.92
52 Weeks Ago:	$60.83
52 Week Intraday High Price:	$114.84 (on 10/15/2007)
52 Week Intraday Low Price:	$55.68 (on 1/10/2007)
Current Dividend Yield:	0.70%

For additional information, please see “Information about the Underlying Stock” in these preliminary terms.

Key Investment Rationale

The SPARQS provide a defensive total return strategy linked to SLB Stock.

▪	10% coupon, which is higher than the current dividend yield of SLB Stock.

▪	Investors maintain some upside exposure to the underlying stock, limited to the yield to call.

▪	The coupon may offset potential capital losses if SLB Stock decreases over the term of the SPARQS.

▪	SPARQS are not principal protected.

Best Case Scenario	SLB Stock appreciates and SPARQS are called prior to maturity for a total annualized return equal to the yield to call. You will forgo any appreciation in SLB Stock beyond the yield to call.
Worst Case Scenario
SLB Stock depreciates at maturity and the SPARQS redeem for SLB Stock worth less than the stated principal amount of the SPARQS.  You will still receive a quarterly coupon of 10% per annum if this occurs.

November 2007	Page 2

10% SPARQS®
Mandatorily Exchangeable for Common Stock of Schlumberger N.V.

Summary of Selected Key Risks (see page 9)

▪	No guaranteed return of principal.

▪	Your return on the SPARQS is limited by the issuer’s call right.

▪	Secondary trading may be limited.

▪	The SLB SPARQS are subject to currency exchange rate risk.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪
The maturity of the SPARQS will be accelerated if the closing price of SLB Stock on any two consecutive trading days is less than (i) $2.00 times (ii) the exchange ratio on the original issue date, and you will receive SLB Stock worth substantially less than the stated principal amount or even zero.

▪	Schlumberger N.V. is not involved with this offering in any way. The issuer has not made any due diligence inquiry in connection with this offering.

▪	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect SLB Stock.

▪	Credit risk to Morgan Stanley whose credit rating is currently Aa3/AA-.

▪	U.S. federal income tax consequences of an investment in the SPARQS are uncertain.

November 2007	Page 3

10% SPARQS®
Mandatorily Exchangeable for Common Stock of Schlumberger N.V.

Fact Sheet

The SPARQS offered are senior unsecured obligations of Morgan Stanley, will pay 10% interest per year and will have the terms described in the prospectus supplement for SPARQS and the prospectus, as supplemented or modified by these preliminary terms.  At maturity, the SPARQS will pay a number of shares of Schlumberger N.V. common stock, subject to the issuer’s right to call the SPARQS for cash at any time beginning June 20, 2008.  The SPARQS do not guarantee any return of principal at maturity.  The SPARQS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
November , 2007	November , 2007 (5 business days after the pricing date)	December 20, 2008, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Underlying stock:	Schlumberger N.V. common stock (“SLB Stock”)
Coupon:	10% per annum, payable quarterly beginning March 20, 2008
Issue price:	SLB Stock closing price on the pricing date. The issuer may, however, determine the issue price to be a fraction of the closing price of SLB Stock. Please see “Syndicate Information” on page 6.
Stated principal amount:	SLB Stock closing price on the pricing date. The issuer may, however, determine the stated principal amount to be a fraction of the closing price of SLB Stock.
Denominations:
SLB Stock closing price on the pricing date and integral multiples thereof.  The issuer may, however, determine the denominations to be a fraction of the closing price of SLB Stock and integral multiples thereof.

Interest payment dates:	March 20, 2008, June 20, 2008, September 20, 2008 and the maturity date.
Exchange at maturity:	At maturity, unless previously called by the issuer, each SPARQS will be exchanged into SLB Stock at the exchange ratio.
Exchange ratio:
The initial exchange ratio will be 1.0, subject to adjustment for corporate events; however, if the issuer determines to price the SPARQS at a fraction of the closing price of SLB Stock, the initial exchange ratio will be adjusted so that it represents that fraction.

Issuer call right:
Beginning on June 20, 2008, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Expected yield to call:	17-19% per annum on the stated principal amount (actual yield to call to be determined on the pricing date). See “Hypothetical Call Price Calculations” beginning on page 6.
First call date:	June 20, 2008
Call notice date:	If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:	December 10, 2008
Postponement of maturity date:
If the final call notice date is postponed because it is not a trading day or due to a market disruption event and the issuer elects to call the SPARQS, the scheduled maturity date will be postponed so that the maturity date will be the tenth calendar day following the final call notice date.

Risk factors:	Please see “Risk Factors” on page 9.

November 2007	Page 4

10% SPARQS®
Mandatorily Exchangeable for Common Stock of Schlumberger N.V.

General Information
Listing:
Application will be made to list the SPARQS on the American Stock Exchange LLC under the ticker symbol “MIS,” subject to meeting the listing requirements.  We do not expect to announce whether the SPARQS will meet such requirements prior to the pricing of the SPARQS.  If accepted for listing, the SPARQS will begin trading the day after the pricing date.

CUSIP:	617475181
Minimum ticketing size:	25 SPARQS
Tax considerations:	The U.S. federal income tax consequences of an investment in the SPARQS are uncertain. There is no direct legal authority as to the proper tax treatment of the SPARQS, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.

Pursuant to the terms of the SPARQS and subject to the discussion in the accompanying prospectus supplement for SPARQS under “United States Federal Taxation,” you agree with the issuer to treat a SPARQS as a unit consisting of (i) a terminable forward contract and (ii) a deposit with the Issuer of a fixed amount of cash to secure your obligation under the terminable forward contract.  Assuming the characterization of the SPARQS as set forth above is respected, a portion of the stated interest payments on the SPARQS will be treated as the Yield on the Deposit, and the remainder will be attributable to the Contract Fees, as described in the section of the accompanying prospectus supplement for SPARQS called “United States Federal Taxation — Tax Treatment of the SPARQS.”  The Yield on the Deposit will be determined as of the pricing date and set forth in the applicable pricing supplement to the accompanying prospectus supplement for SPARQS.

However, neither this summary nor the section of the accompanying prospectus supplement for SPARQS called “United States Federal Taxation — Tax Treatment of the SPARQS” address the U.S. federal income tax consequences of the ownership or disposition of the SLB Stock should a holder receive SLB Stock at maturity.  In addition, neither we nor our counsel have undertaken to ascertain whether the issuer of the SLB Stock would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”).  Thus, this summary does not address any U.S. federal income tax consequences to a U.S. investor, including the possible application either of the PFIC rules under Sections 1291 - 1298 or of the “constructive ownership” rule under Section 1260 of the Code, if the issuer of the SLB Stock were to be treated as a PFIC.  Investors should consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in and ownership of the SPARQS.

Assuming the characterization of the SPARQS as set forth above is respected, the following U.S. federal income tax consequences would result.  The portion of the stated interest payment on the SPARQS that is attributable to the deposit will be taxable to a U.S. Holder as ordinary interest income.  The issuer will treat the portion of the stated interest payment that is attributable to the terminable forward contract as ordinary income.  Based on the tax treatment described above, upon sale, exchange or redemption of the SPARQS solely for cash, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the issue price.  Upon physical settlement of the terminable forward contract at maturity, a U.S. Holder generally will not recognize any gain or loss with respect to the SLB Stock received and will have a tax basis in the SLB Stock received equal to the issue price.

Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for SPARQS concerning the U.S. federal income tax consequences of investing in the SPARQS.

Notwithstanding the foregoing, any stated interest payments on the SPARQS made to Non-U.S. Holders (as defined in the accompanying prospectus supplement for SPARQS) will generally be withheld upon at a rate of 30%.   See the section called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement for SPARQS.  Non-U.S. Holders should also note that the discussion in the accompanying prospectus supplement for SPARQS does not address the tax consequences to Non-U.S. Holders for whom income or gain in respect of the SPARQS is effectively connected with the conduct of a trade or business in the United States.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the SPARQS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the SPARQS through one or more of our subsidiaries.
On, or prior to, the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the SPARQS by taking positions in the underlying stock and in options contracts on the underlying stock listed on major securities markets.  Such purchase activity could increase the price of the underlying stock, and, accordingly, could increase the issue price of the SPARQS, and therefore, the price at which the underlying stock must close before you would receive

November 2007	Page 5

10% SPARQS®
Mandatorily Exchangeable for Common Stock of Schlumberger N.V.

for each SPARQS at maturity an amount of common stock worth as much as or more than the stated principal amount of the SPARQS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for SPARQS.
ERISA:	See “ERISA” in the prospectus supplement for SPARQS.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the SPARQS.  We encourage you to read the accompanying prospectus supplement for SPARQS and prospectus related to this offering, which can be assessed via the hyperlinks on the front page of this document.

Syndicate Information
Issue price of the SPARQS	Selling concession	Principal amount of the SPARQS for any single investor
100%	1.625%	<$999K
99.75%	1.375%	$1MM-$2.99MM
99.625%	1.250%	$3MM-$4.99MM
99.50%	1.125%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the SPARQS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the SPARQS.  We encourage you to read the accompanying prospectus supplement for SPARQS and prospectus related to this offering.

November 2007	Page 6

10% SPARQS®
Mandatorily Exchangeable for Common Stock of Schlumberger N.V.

Hypothetical Call Price Calculations
The following tables set forth sample values based on calculations of the call price for hypothetical call dates as indicated based on the following hypothetical terms:

Original issue date:	November 30, 2007
Interest payment dates:	March 20, 2008, June 20, 2008, September 20, 2008 and the maturity date.
Yield to call:	18% per annum (computed on the basis of a 360-day year of twelve 30-day months)
Stated principal amount:	$99.00 per SPARQS
Interest rate:	10% per annum
Discount factor:	1 / 1.18[x], where x is the number of years from the original issue date to, and including, the applicable call date.

The call price with respect to any call date is an amount of cash per SPARQS such that the sum of the present values of all cash flows on each SPARQS to, and including, the call date (i.e., the call price and all of the interest payments and accrued interest on each SPARQS), discounted to the original issue date at the applicable discount factor, equals the stated principal amount.  The discount factor is based on the hypothetical yield to call rate of 18% per annum and the number of years (or fraction of a year) from the original issue date to, and including, the applicable call date.

Each of the call price and total amount received calculations below are based upon the hypothetical terms set forth above and the sample call dates as indicated.  The actual amount you will receive if the issuer calls the SPARQS will depend upon the actual terms of the SPARQS and the actual call date.

Call on June 20, 2008 (first call date)
Call price received:	$102.9070

Total amount received over the term of the SPARQS:	$108.4070

Call on July 30, 2008 (random interim call date)
Call price received:	$103.7168

Total amount received over the term of the SPARQS:	$110.3168

Call on December 20, 2008 (maturity date)
Call price received:	$106.7312

Total amount received over the term of the SPARQS:	$117.1812

The table on the following page sets forth a more detailed sample calculation of the call price for a hypothetical call date of June 20, 2008 based upon the hypothetical terms set forth above.

November 2007	Page 7

10% SPARQS®
Mandatorily Exchangeable for Common Stock of Schlumberger N.V.

Hypothetical Call Price Calculations (continued)
The call price in the hypothetical example shown below is determined as follows:

▪
The known cash flows on the SPARQS (i.e., the interest payments) are discounted to their present value on the original issue date at the applicable discount factor.  The sum of these present values equals the present value on the original issue date of all of the interest payments payable on the SPARQS to, and including, the applicable call date.

▪	For example, the present value of all of the interest payments for the hypothetical call date of June 20, 2008 is $5.1334 ($2.8758 + $2.2576).

▪
Since the present value of all payments on the SPARQS to, and including, the call date (i.e., the call price and all of the interest payment on each SPARQS) must equal the stated principal amount, the issuer can determine the present value of the applicable call price by subtracting the sum of the present values of the interest payments from the stated principal amount.

▪	For example, for the hypothetical call date of June 20, 2008, the present value of the call price is $93.8666 ($99.0000 - $5.1334).

▪
The call price is then derived by determining the amount that, when discounted to the original issue date from the applicable call date at the applicable discount factor, equals the present value of the call price.

▪
For the hypothetical call date of June 20, 2008, the call price is therefore $102.9070, which is the amount that, if paid on June 20, 2008, has a present value on the original issue date of $93.8666, based on the applicable discount factor.

The call price calculated in the following table is based upon the hypothetical terms set forth above and the sample call date of June 20, 2008. The actual amount you will receive, if the issuer calls the SPARQS, will depend upon the actual terms of the SPARQS and the actual call date.

	Issue Price Paid	Interest Payments Received	Accrued but Unpaid Interest Received on Call Date	Call Price Received[1]	Total Cash Received on Payment Date	Days from Original Issue Date[2]	Years from Original Issue Date (Days2/360)	Discount Factor at Yield to Call[3]	Present Value at Original Issue Date of Cash Received on Payment Date at Yield to Call
November 30, 2007	($99.00)					0	0.00000	100.000%
March 20, 2008		$3.0250			$3.0250	110	0.30556	95.068%	$2.8758
Call date (June 20, 2008)			$2.4750		$2.4750	200	0.55556	91.215%	$2.2576
Call date (June 20, 2008)				$102.9070	$102.9070	200	0.55556	91.215%	$93.8666
Total amount received on the call date: $105.3820
Total amount received over the term of the SPARQS: $108.4070
1
The call price of $102.9070 is the dollar amount that has a present value of $93.8666, which has been discounted to the original issue date from the call date at the yield to call rate of 18% so that the sum of the present values of all of the interest payments on the SPARQS and the present value of the call price is equal to the stated principal amount of $99.00 per SPARQS.

2	Based upon a 360-day year of twelve 30-day months.
3	Discount factor = 1 / 1.18[x], where x is years from original issue date to, and including, the applicable payment date.

November 2007	Page 8

10% SPARQS®
Mandatorily Exchangeable for Common Stock of Schlumberger N.V.

Risk Factors
The SPARQS are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the SPARQS.  Accordingly, investors should consult their own investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the SPARQS and the suitability of such SPARQS in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key considerations for investors in the SPARQS.  For a complete list of considerations and risk factors, you should read the section entitled “Risk Factors” beginning on page S-7 of the prospectus supplement for SPARQS.

Structure Specific Risk Factors

▪
No guaranteed return of principal.  If, at maturity, the closing price of SLB Stock has declined from the closing price on the pricing date, and the issuer has not called the SPARQS, the payout at maturity will be less than the stated principal amount of the SPARQS.

▪
The return on the SPARQS is limited by the issuer’s call right.  The return you realize on the SPARQS is limited by the issuer’s call right.  The issuer may call the SPARQS at any time beginning June 20, 2008, including at maturity, for the cash call price, which will be calculated based on the call date.  The call price will be an amount of cash per SPARQS that, together with all of the interest paid on the SPARQS to and including the call date, gives you a yield to call of 17-19% per annum on the stated principal amount of each SPARQS from, and including, the date of issuance to, but excluding, the call date.  You should not expect to obtain a total yield (including interest payments) of more than 17-19% per annum on the stated principal amount of the SPARQS to the call date.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the SPARQS in the secondary market.  It is expected that generally the trading price of SLB Stock on any day will affect the value of the SPARQS more than any other single factor.  However, because of the issuer’s call right, the SPARQS may trade differently from SLB Stock.  Other factors that may influence the value of the SPARQS include: the volatility of SLB Stock, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates, time remaining until the issuer can call the SPARQS and until the SPARQS mature, the dividend rate on SLB Stock, the issuer’s creditworthiness and the occurrence of certain events affecting Schlumberger N.V. that may or may not require an adjustment to the exchange ratio.

▪
The SLB SPARQS are subject to currency exchange rate risk.  The common shares of SLB are quoted and traded in U.S. dollars on the New York Stock Exchange LLC (the “NYSE”) and in Eurozone euros on the several European securities exchanges.  The SLB SPARQS are linked to the common shares quoted and traded in U.S. dollars on the NYSE, which may trade differently from the common shares quoted and traded in euros on other exchanges.  In addition, fluctuations in the exchange rate between the euro and the U.S. dollar will likely affect the relative value of the common shares in the two different currencies and, as a result, will likely affect the market price of the common shares trading on the NYSE.  These trading differences and currency exchange fluctuations may affect the market value of the SPARQS and whether the price of shares of SLB fall below the acceleration trigger price of $2.00 per share and therefore whether a price event acceleration of the maturity of the SPARQS occurs.

▪
The Eurozone euro has been subject to fluctuations against the U.S. dollar in the past, and may be subject to significant fluctuations in the future.  Previous fluctuations or periods of relative stability in the exchange rate of the euro and the U.S. dollar are not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the SPARQS.  The exchange rate between the euro and the U.S. dollar is the result of the supply of, and the demand for, those currencies.  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the Eurozone and the United States, including economic and political developments in other countries.  Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in the European countries comprising the Eurozone and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the European countries comprising the Eurozone, the United States and other jurisdictions important to international trade and finance.  See “Currency Exchange Information” below.

November 2007	Page 9

10% SPARQS®
Mandatorily Exchangeable for Common Stock of Schlumberger N.V.

▪
Maturity date of the SPARQS may be accelerated. The maturity of the SPARQS will be accelerated if (i) the closing price of SLB Stock on any two consecutive trading days is less than (x) $2.00 times (y) the exchange ratio on the original issue date or (ii) there is an event of default with respect to the SPARQS.  The amount payable to you, if the maturity of the SPARQS is accelerated, will differ depending on the reason for the acceleration and may be substantially less than the principal amount of the SPARQS.

▪
No shareholder rights.  Investing in SPARQS is not equivalent to investing in SLB Stock.  As an investor in the SPARQS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to SLB Stock.

▪
The SPARQS may become exchangeable into the common stock of companies other than Schlumberger N.V.  Following certain corporate events relating to SLB Stock, you will receive, at maturity, either the common stock of three companies in the same industry group as Schlumberger N.V. in lieu of, or in addition to, SLB Stock or the common stock of a successor corporation to Schlumberger N.V.  For these SPARQS, the three companies would be selected from the S&P 500 Index®.  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the SPARQS.

▪
Antidilution adjustments.  Although the calculation agent will adjust the amount payable at maturity for certain corporate events affecting SLB Stock, other corporate events may occur (such as partial tender or exchange offers) for which the calculation agent is not required to make any adjustments.  If an event occurs that does not require the calculation agent to adjust the amount of SLB Stock payable at maturity, the market price of the SPARQS may be materially and adversely affected.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase SPARQS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the SPARQS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the SPARQS.

▪
The U.S. federal income tax consequences of an investment in the SPARQS are uncertain.  There is no direct legal authority as to the proper tax treatment of the SPARQS, and the Issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.

Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for SPARQS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the SPARQS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the SPARQS, the timing and character of income on the SPARQS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the SPARQS, and the IRS or a court may not agree with the tax treatment described in these preliminary terms and the accompanying prospectus supplement for SPARQS.

Other Risk Factors

▪
Secondary trading may be limited.  There may be little or no secondary market for the SPARQS.  The issuer will apply to list the SPARQS on the American Stock Exchange LLC under the symbol “MIS.”  For a security to be listed on the AMEX, the AMEX requires, among other things, that there be 1 million units and 400 holders of such security.  It is not possible to predict whether the SPARQS will meet the requirements for listing or trade in the secondary market and we do not expect to announce whether or not the SPARQS will meet those requirements prior to the pricing of the SPARQS.  In addition, the SPARQS could be delisted under certain circumstances, such as the delisting of the underlying stock.  Because it is not possible to predict whether the market for the SPARQS will be liquid or illiquid, you should be willing to hold your SPARQS to maturity.

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No affiliation with Schlumberger N.V.  Schlumberger N.V. is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the SPARQS.  The issuer has not made any due diligence inquiry with respect to Schlumberger N.V. in connection with this offering.

November 2007	Page 10

10% SPARQS®
Mandatorily Exchangeable for Common Stock of Schlumberger N.V.

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Potential adverse economic interest of the calculation agent.  The economic interest of the calculation agent and other affiliates of ours that will carry out hedging activities related to the SPARQS, or that trade SLB Stock on a regular basis, are potentially adverse to your interests as an investor in the SPARQS.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and during the term of the SPARQS could adversely affect the price of SLB Stock on the pricing date and at maturity and, as a result, could decrease the value of the payment you receive on the SPARQS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the price of SLB Stock and, accordingly, potentially increase the issue price of the SPARQS and, therefore, the price at which SLB Stock must close before you would receive at maturity an amount of SLB Stock worth as much as or more than the issue price of the SPARQS.  Additionally, such hedging or trading activities during the term of the SPARQS could adversely affect the price of SLB Stock at maturity and, accordingly, if the issuer has not called the SPARQS, the value of SLB Stock, or in certain circumstances cash, you will receive at maturity, including upon an acceleration event.

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Morgan Stanley may engage in business with or involving Schlumberger N.V. without regard to your interests.  The issuer or its affiliates may presently or from time to time engage in business with Schlumberger N.V. without regard to your interests, and thus may acquire non-public information about Schlumberger N.V.  Neither the issuer nor any of its affiliates undertakes to disclose any such information to you.  In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to Schlumberger N.V., which may or may not recommend that investors buy or hold SLB Stock.

Information about the Underlying Stock
Schlumberger N.V.  Schlumberger N.V. (NYSE: SLB) provides oilfield services to the oil and gas industry.

SLB Stock is registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by Schlumberger N.V. pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to Securities and Exchange Commission file number 001-04601 through the Securities and Exchange Commission’s website at http://www.sec.gov.  Additional information regarding Schlumberger N.V. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for SPARQS.

These preliminary terms relate only to the SPARQS offered hereby and do not relate to SLB Stock or other securities of Schlumberger N.V.  The issuer has derived all disclosures contained in these preliminary terms regarding Schlumberger N.V. from the publicly available documents described in the preceding paragraph.  In connection with the offering of the SPARQS, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Schlumberger N.V.  Neither the issuer nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Schlumberger N.V. is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of SLB Stock.

November 2007	Page 11

10% SPARQS®
Mandatorily Exchangeable for Common Stock of Schlumberger N.V.

Historical Information
The following table presents the published high and low closing prices of SLB Stock for 2004, 2005, 2006 and 2007 through October 23, 2007.  The closing price of SLB Stock on October 23, 2007 was $99.92.  The associated graph shows the closing prices for SLB Stock for each day over the 13-month period from September 23, 2006 to October 23, 2007.  The issuer obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of SLB Stock as an indication of future performance.

(CUSIP 806857108)	High	Low	Dividends
2004
First Quarter	33.24	26.35	0.09375
Second Quarter	32.08	27.73	0.09375
Third Quarter	33.83	29.46	0.09375
Fourth Quarter	34.63	30.61	0.09375
2005
First Quarter	39.00	31.74	0.09375
Second Quarter	39.09	32.58	0.105
Third Quarter	43.62	37.91	0.105
Fourth Quarter	51.44	39.24	0.105
2006
First Quarter	65.33	51.68	0.105
Second Quarter	73.37	54.51	0.125
Third Quarter	68.07	54.73	0.125
Fourth Quarter	68.92	57.46	0.125
2007
First Quarter	70.67	56.52	0.125
Second Quarter	89.20	70.82	0.175
Third Quarter	107.27	85.84	0.175
Fourth Quarter (through October 23, 2007)	112.09	95.34	0.175

Historical prices with respect to SLB Stock have been adjusted for a two-for-one stock split that was effected on April 7, 2006.  The issuer makes no representation as to the amount of dividends, if any, that Schlumberger N.V. will pay in the future.  In any event, as an investor in the SPARQS, you will not be entitled to receive dividends, if any, that may be payable on SLB Stock.

SLB Stock Closing Prices September 23, 2006 to October 23, 2007

November 2007	Page 12

10% SPARQS®
Mandatorily Exchangeable for Common Stock of Schlumberger N.V.

Currency Exchange Information

The following table sets forth the high, low and period-ending U.S. dollar/Eurozone Euro exchange rates for each quarter from January 1, 2002 through October 23, 2007.  We obtained the exchange rates listed below from Bloomberg Financial Markets and we believe such information to be accurate.  The historical exchange rates for the Eurozone Euro should not be taken as an indication of future performance.

Eurozone Euro Historical High, Low and Period End Exchange Rates January 1, 2002 through October 23, 2007 (expressed as units of U.S. dollars per Eurozone Euro)

	High	Low	Period End
2002
First Quarter	0.90	0.86	0.87
Second Quarter	0.99	0.88	0.99
Third Quarter	1.01	0.97	0.99
Fourth Quarter	1.05	0.97	1.05
2003
First Quarter	1.11	1.04	1.09
Second Quarter	1.19	1.07	1.15
Third Quarter	1.17	1.08	1.17
Fourth Quarter	1.26	1.14	1.26
2004
First Quarter	1.28	1.21	1.23
Second Quarter	1.24	1.18	1.22
Third Quarter	1.25	1.20	1.24
Fourth Quarter	1.36	1.23	1.36
2005
First Quarter	1.35	1.28	1.30
Second Quarter	1.31	1.20	1.21
Third Quarter	1.25	1.19	1.20
Fourth Quarter	1.22	1.17	1.18
2006
First Quarter	1.23	1.18	1.21
Second Quarter	1.29	1.21	1.28
Third Quarter	1.29	1.25	1.27
Fourth Quarter	1.33	1.25	1.32
2007
First Quarter	1.34	1.29	1.34
Second Quarter	1.37	1.33	1.35
Third Quarter	1.43	1.34	1.43
Fourth Quarter (through October 23, 2007)	1.43	1.40	1.43

The exchange rates between the Eurozone euro and the U.S. dollar are at any moment a result of the supply and demand for the currencies being compared, and changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political developments in other countries.  Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in the countries comprising the Eurozone and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the countries comprising the Eurozone, the United States and other jurisdictions important to international trade and finance.

November 2007	Page 13